Exhibit 99.1
Office Purchase Agreement

The Seller (hereinafter referred to as Party A)：Zhonghai Trust Co., Ltd.

The Buyer (hereinafter referred to as Party B)：Shaanxi Tianren Organic Food Co., Ltd.

WHEREAS,

I.
Party A is the legal owner of the office, which is located on the 16th floor (actually the 14th floor, hereinafter referred to as “the Office”) of the National Development Bank Building, No.2, Gaoxin 1st RD, Hi-Tech Zone, Xi’an City.

II.
With regards to leasing the 16th floor to Party B, both Parties entered into a LEASE CONTRACT on June 23rd, 2008. Actually, from that date forward, Party B began to use the Office with a rental fee of RMB 64,168.2 yuan per month. According to Article 5 of the LEASE CONTRACT, Party B made advance payment of RMB 400,000 yuan and RMB 100,000 yuan of rental deposit to Party A.

III.	On April 13, 2009, Party B pre-paid a rental fee of RMB 1.2 million yuan to Party A

NOW, THEREFORE, BE IT

    In order to clarify the rights and responsibilities, after friendly negotiation, both Parties signed this agreement as follows:

1. Transfer Price:

1)  Both Parties agree that the transferring price of the office is RMB 12.07 million yuan.

2) Party A agrees that if Party B makes the Office purchasing payment within the period prescribed in the agreement, then the Office rental fee will be offset by the last office purchase payment of RMB 1.7 million yuan, namely, if Party B has made RMB 10.37 million yuan in purchase payment, with the written request of Party B, the remaining purchasing payment can be offset by the rental fee without any further payment.

2. Type of Payment:

Both Parties agree that Party B will make the Office purchase payment according to the following time frame:

1) The rental fee of RMB 1.2 million yuan paid by Party B on April 13, 2009 to Party A will offset the first purchase payment of the office.

2) Party B should pay off the Office purchasing payment before August 31st, 2009.

3. Office Delivery Agreement:

1) Both Parties agree that the LEASE CONTRACT will expire automatically after this agreement has been signed.

2) The risk liability of the office will transfer to Party B once the Office has transferred to Party B (Party B actually uses the 16th floor of the building since June 23rd, 2008). Prior to the completion of the Office transfer procedure, Party B still must comply with the provision on the function of the Office prescribed in the LEASE CONTRACT and ensure the reasonable use of the office and its affiliated facilities. Moreover, during the foresaid period, without the written consent of party A, Party B may not rent or lend the Office to a third Party or allow a third Party to use it.

4. Property Rights Transfer:

1) After the amount of RMB 10.37 million as office purchase payment has been paid by Party B and the amount of RMB1.7 million as leasing payment prescribed in the contract has offset the remaining payment for office purchasing, Party A will assist Party B in completing the transfer procedure of the Office on the 16th floor.

2) Both Parties agree that Party B will be in charge of the entire transfer procedure of the Office with the cooperation of Party A.

3) Any related tax fees, such as deed tax, business tax, increment tax on land value, etc. involved in the Office transfer procedure, shall be borne by both Parties separately according to the law.

5. Breach of Contract Responsibility:

1)  Except force majeure, for whatever reason, if Party B hasn’t paid for the Office within the period prescribed in the agreement, Party A has the rights to terminate this agreement and any other agreement and engagement about transferring the office. Accordingly, Party B should pay RMB 1.7 million yuan as liquidated damages, which can be deducted by Party A from the rental fee or payment paid by Party B. If it is insufficient，Party B should pay the remainder.

2) If Party A exercises the unilateral cancellation rights in accordance with the foregoing promises, while the Office has not yet transferred to Party B, Party B should immediately return the Office to Party A and pay all the usage fees (hereinafter referred to as "usage-fee") in accordance with the payment standard of 45 yuan per square meter monthly from the date of using the Office (June 23rd , 2008,) until the date of return. During the using period, if Party B renovates or damages the office and its ancillary facilities, Party B should be responsible for restoring the Office and its ancillary facilities to the former state. Party A may entrust a Third Party to make the restoration in the event that Party B refuses to restore the Office, and the restoration expenses should be borne by Party B. In this way, Party A has the right to deduct the foregoing usage-fee and restoration expenses of the office from the paid payment. If it is insufficient，Party B should pay the remainder in other ways.

3) If the rental and paid payment from Party B has anything left after the usage-fee, restoration expenses for the Office (if there are any) and any liquid damages have been deducted, Party A should return the balance without interest.

4)   If Party A does not transfer the Office to Party B or does not assist Party B in submitting the transfer material to the house registration authority according to this contract or does not pay required taxes which should be paid by Party A in accordance with provisions, which results in the failure of transferring the Office under the name of Party B, Party A should compensate Party B RMB 1.7 million and the agreement will carry on.

5)   If the Office is sealed up by the judiciary or the transfer is limited by the executive authority, which results in the failure to transfer the Office under the name of Party B, then Party B has the right to terminate this agreement. Under these circumstances, Party A should only collect rent of 400,000 from the lease payment and give back any other received payments to Party B.

6. Miscellaneous:

a) Whereas, Party B has actually lived in the Office and has sufficient knowledge of the Office, and Party B is willing to buy the Office under the current condition, then both Parties will cease to undergo transferring inspection any further.

b) Both Parties agree that Party B will bear all obligations concerned with this Office, including but not limited to maintenance fee, water rate, electricity rate, gas rate, fee for communication, repair cost, etc. since the date of delivery. This House Purchase Supplemental Contract is an addition to the “Property Transfer Contract”; if any point in this agreement is inconsistent with the Property Transfer Contract or any other contract or agreement which is signed for transferring the Office by both Parties, this agreement shall prevail.

c) This agreement has 4 duplicates and each Party shall keep two copies.

d) This agreement will become effective on the date when stamped and signed by both Parties.

By Party A:	/s/ Luo, Han
Zhonghai Trust Co., Ltd.

By Party B:	/s/ Xue, Hongke
Shaanxi Tianren Organic Food Co., Ltd.
Date: July 1st, 2009